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                                                                 EXHIBIT (d)(25)

                         PORTFOLIO MANAGEMENT AGREEMENT


     AGREEMENT made this 29th day of December, 2000 among Pacific Life Insurance Company, ("Adviser"), a California corporation, and A I M Capital Management, Inc., ("AIM" or "Portfolio Manager"), a Texas corporation, and Pacific Select Fund (the "Fund"), a Massachusetts Business Trust.

     WHEREAS, the Fund is registered with the Securities and Exchange Commission ("SEC") as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund is authorized to issue shares of beneficial interest ("Shares") in separate portfolios, with each such portfolio representing interests in a separate portfolio; and

     WHEREAS, the Fund currently offers multiple Portfolios, one or more of which the Fund and Adviser desire to retain the Portfolio Manager to render investment advisory services hereunder, and with respect to which the Portfolio Manager is willing to do so; and

     WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 ("Advisers Act"); and

     WHEREAS, the Portfolio Manager is registered with the SEC as an investment adviser under the Advisers Act; and

     WHEREAS, the Fund has retained the Adviser to render investment advisory services to the portfolios pursuant to an Advisory Agreement, as amended, and such Agreement authorizes the Adviser to engage a portfolio manager to discharge the Adviser's responsibilities with respect to the investment management of the portfolio a copy of which has been provided to the Portfolio Manager and is incorporated by reference herein; and

     WHEREAS, the Fund and the Adviser desire to retain the Portfolio Manager to furnish investment advisory services to one or more Portfolios of the Fund, and the Portfolio Manager is willing to furnish such services to such Portfolios and the Adviser in the manner and on the terms hereinafter set forth; and

     NOW THEREFORE, in consideration of the premises and the promises and mutual covenants herein contained, it is agreed among the Fund, the Adviser, and the Portfolio Manager as follows:

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     1.  Appointment.  The Fund and the Adviser hereby appoint AIM to act as
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portfolio manager to provide investment advisory services to the series of portfolios listed on the Fee Schedule attached hereto (hereinafter the "Portfolios") for the periods and on the terms set forth in this Agreement. The Portfolio Manager accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

     In the event the Adviser wishes to retain the Portfolio Manager to render investment advisory services to one or more portfolios other than the Portfolios, the Adviser shall notify the Portfolio Manager in writing and shall revise the Fee Schedule to reflect such additional portfolio(s). If the Portfolio Manager is willing to render such services, it shall notify the Fund and Adviser in writing, whereupon such portfolio shall become a Portfolio hereunder, and be subject to this Agreement.

     2.  Portfolio Manager Duties.  Subject to the supervision of the Fund's
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Board of Trustees and the Adviser, the Portfolio Manager will provide a continuous investment program for the Portfolios and determine the composition of the assets of the Portfolios. The Portfolio Manager will provide investment research and analysis, which may include computerized investment methodology, and will conduct a continuous program of evaluation, investment, sales, and reinvestment of the Portfolio's assets by determining the securities, cash and other investments, including futures and options contracts, if any, that shall be purchased, entered into, retained, sold, closed, or exchanged for the Portfolios, when these transactions should be executed, and what portion of the assets of the Portfolios should be held in the various securities and other investments in which it may invest, and the Portfolio Manager is hereby authorized to execute and perform such services on behalf of the Portfolios. To the extent permitted by the written investment policies of the Portfolios, the Portfolio Manager shall make decisions for the Portfolios as to foreign currency matters and make determinations as to the retention or disposition of foreign currencies or securities or other instruments denominated in foreign currencies, or derivative instruments based upon foreign currencies, including forward foreign currency contracts and options and futures on foreign currencies and shall execute and perform the same on behalf of the Portfolios. The Portfolio Manager is authorized to exercise tender offers, exchange offers and to vote proxies on behalf of the Portfolio, each as the Portfolio Manager determines is in the best interest of the Portfolio. In performing these duties, the Portfolio Manager:

         (a) Will (1) manage each of the Portfolios so that it will meet the requirements of Section 851(b)(2) and (3) Subchapter M of the Internal Revenue Code and (2) manage the Portfolios so as to ensure compliance by the Portfolios with the diversification requirements of Section 817(h) of the Internal Revenue Code and Regulations issued thereunder. The Adviser will notify the Portfolio Manager in writing of any amendments to the Section 817(h) of the Internal Revenue Code and Regulations issued thereunder. In managing the Portfolios in accordance with these requirements, the Portfolio Manager shall be entitled to receive and act upon advice of counsel to the Fund, counsel to the Adviser, or counsel to the Portfolio Manager that is also acceptable to the Adviser.

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         (b) Shall conform (1) with the 1940 Act and all rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the SEC to the Fund, the Adviser or the Portfolio Manager), (2) with all other applicable federal and state laws and regulations pertaining to investment vehicles underlying variable annuity and/or variable life insurance contracts, (3) with any applicable written procedures, policies and guidelines adopted by the Fund's Board of Trustees and furnished to Portfolio Manager, (4) with the Portfolio's objectives, investment policies and investment restrictions as stated in the Fund's Prospectus and Statement of Additional Information as supplemented or amended from time to time, as furnished to the Portfolio Manager, and (5) with the provisions of the Fund's Registration Statement filed on Form N-1A under the Securities Act of 1933 (the "1933 Act") and the 1940 Act, as supplemented or amended from time to time. Until the Adviser delivers any supplements or amendments to the Portfolio Manager, the Portfolio Manager shall be fully protected in relying on the Fund's Registration Statement, procedures, policies and guidelines previously furnished to the Portfolio Manager by the Adviser.

         (c) Will: (i) use its best efforts to identify each position in the Portfolios that constitutes stock in a Passive Foreign Investment Company ("PFIC"), as that term is defined in Section 1296 of the Internal Revenue Code, and (ii) use its best efforts to make such determinations and inform the Adviser at least annually, (or more often and by such date(s) as the Adviser shall request), of any stock in a PFIC.

         (d) Is responsible, in connection with its responsibilities under this
Section 2, for decisions to buy and sell securities and other investments for the Portfolios, for broker-dealer and futures commission merchant ("FCM") selection, and for negotiation of commission rates. The Portfolio Manager's primary consideration in effecting a security or other transaction will be to obtain the best execution for the Portfolios, taking into account the factors specified in the Prospectus and Statement of Additional Information for the Fund, as they may be amended or supplemented from time to time and furnished to the Portfolio Manager. Subject to such policies as the Board of Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, the Portfolio Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Portfolio to pay a broker or dealer, acting as agent, for effecting a portfolio transaction at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Portfolio Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Portfolio Manager's (or its affiliates) overall responsibilities with respect to the Portfolios and to its other clients as to which it exercises investment discretion. To the extent consistent with these standards, and in accordance with Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including

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Section 17(e) of the 1940 Act, the Portfolio Manager is further authorized to place orders on behalf of the Portfolios through the Portfolio Manager if the Portfolio Manager is registered as a broker or dealer with the SEC or as a FCM with the Commodities Futures Trading Commission ("CFTC"), to any of its affiliates that are brokers or dealers or FCMs or such other entities which provide similar services in foreign countries, or to such brokers and dealers that also provide research or statistical research and material, or other services to the Portfolios or the Portfolio Manager. Such allocation shall be in such amounts and proportions as the Portfolio Manager shall determine consistent with the above standards, and, upon request, the Portfolio Manager will report on said allocation to the Adviser and Board of Trustees of the Fund, indicating the brokers, dealers or FCMs to which such allocations have been made and the basis therefor.

         (e) May, on occasions when the purchase or sale of a security is deemed to be in the best interest of a Portfolio as well as any other investment advisory clients, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Fund's Registration Statement as furnished to Portfolio Manager. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Portfolio Manager in a manner that is fair and equitable in the judgment of the Portfolio Manager in the exercise of its fiduciary obligations to the Fund and to such other clients.

         (f) Will, in connection with the purchase and sale of securities for the Portfolios, arrange for the transmission to the custodian and recordkeeping agent for the Fund, on a daily basis, such confirmation(s), trade tickets, and other documents and information, including, but not limited to, Cusip, Sedol, or other numbers that identify securities to be purchased or sold on behalf of the Portfolio, as may be reasonably necessary to enable the custodian and recordkeeping agent to perform its administrative and recordkeeping responsibilities with respect to the Portfolios, and with respect to portfolio securities to be purchased or sold through the Depository Trust Company, will arrange for the automatic transmission of the confirmation of such trades to the Fund's custodian, and recordkeeping agent, and, if requested, the Adviser.

         (g) Will assist the custodian and recordkeeping agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Registration Statement for the Fund and procedures adopted by the Fund's Board of Trustees, the value of any portfolio securities or other assets of the Portfolios for which the custodian and recordkeeping agent seeks assistance from the Portfolio Manager or identifies for review by the Portfolio Manager.

         (h) Will maintain and preserve such records related to each Portfolio's transactions as required under the 1940 Act and the Advisers Act. The Adviser or Fund shall maintain and preserve all books and records not related to the Portfolio's transactions as required under the 1940 Act and the Advisers Act. The Portfolio Manager

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will make available to the Fund and the Adviser promptly upon request, at all reasonable times during normal business hours, any of the Portfolio's investment records and ledgers maintained by the Portfolio Manager (which shall not include the records and ledgers maintained by the custodian and recordkeeping agent for the Fund), as are necessary to assist the Fund and the Adviser to comply with requirements of the 1940 Act and the Advisers Act, as well as other applicable laws, and will furnish to regulatory authorities having the requisite authority any information or reports in connection with such services which may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

         (i) Will regularly report to the Fund's Board of Trustees on the investment program for the Portfolios and the issuers and securities represented in the Portfolios' portfolios, and will furnish the Fund's Board of Trustees with respect to the Portfolios such periodic and special reports as the Trustees and the Adviser may reasonably request, including, but not limited to, the monthly compliance checklist, monthly tax compliance worksheet, reports regarding compliance with the Fund's procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the Investment Company Act of 1940, fundamental investment restrictions, liquidity determination of securities purchased pursuant to Rule 144A and 4(2) commercial paper, and compliance with the Fund's or, if adopted by the Board of Trustee's, the Portfolio Manager's Code of Ethics, and such other procedures or requirements that the Fund or Adviser may request from time to time.

         (j) Will not disclose or use any records or information specifically designated, in writing, as confidential and which is obtained pursuant to this Agreement (excluding investment research and investment advice and any information which is otherwise publicly available) in any manner whatsoever except as expressly authorized in this Agreement or in the ordinary course of business in connection with placing orders for the purchase and sale of securities or obtaining investment licenses in various countries or the opening of custody accounts and dealing with settlement agents in various countries, and will keep confidential any information (excluding investment research and advice) obtained pursuant to the Agreement, and disclose such information only if the Board of Trustees of the Fund has authorized such disclosure, or if such disclosure is required by applicable federal or state law or regulations or regulatory authorities having the requisite authority. Except as required by law (including, but not limited to semi-annual, annual or other filings made under the 1940 Act) or as agreed to by the Adviser and Portfolio Manager, the Fund and the Adviser will not disclose or use any records or information respecting the Portfolio Manager obtained pursuant to this Agreement and that is specifically designated, in writing, as confidential, which, in any event, shall be deemed to include any list of securities purchased or sold by the Portfolio for a period of 15 days after month end, or any list of securities held by the Portfolio for 90 days after month end in any manner whatsoever except as expressly authorized in this Agreement, and except that the top ten holdings of a Portfolio may be disclosed 15 days after month end, and will keep confidential any information obtained pursuant to this Agreement, and disclose such information only as expressly authorized in this Agreement, if the Board of Trustees of

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the Fund has authorized such disclosure, or if such disclosure is required by applicable federal or state law or regulations or regulatory authorities having the requisite authority. Nothing in this paragraph (j) is intended to prevent any party from using or disclosing information that is already in the public domain or independently produced.

         (k) Shall not permit any employee of the Portfolio Manager to have any material connection with the handling of the Portfolios if such employee has:

              (i) been, within the last ten (10) years, convicted of or acknowledged commission of any felony or misdemeanor (a) involving the purchase or sale of any security, (b) involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, (c) involving sections 1341, 1342 or 1343 of Title 18 of the U.S. Code, or (d) arising out of such person's conduct as an underwriter, broker, dealer, investment adviser, municipal securities person required to be registered under the Commodity Exchange Act, or as an affiliated person, salesman, or employee or officer or director of any investment company, bank, insurance company, or entity or person required to be registered under the Commodity Exchange Act.

              (ii) been permanently or temporarily enjoined by reason of any misconduct, by order, judgment, or decree of any court of competent jurisdiction from acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the Commodity Exchange Act, or as an affiliated person, salesman or employee of any investment company, bank, insurance company, or entity or person required to be registered under the Commodity Exchange Act, or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

         (l) Shall provide to Adviser a copy of Portfolio Manager's Form ADV as filed with the Securities and Exchange Commission and a list of persons who Portfolio Manager wishes to have authorized to give written and/or oral instructions to Custodians of Fund assets for the Portfolios.

     3.  Disclosure about Portfolio Manager.  The Portfolio Manager has reviewed
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the current Registration Statement for the Fund and agrees to promptly review future Registration Statements, including any supplements thereto which relate to Portfolio Manager or the Portfolios, filed with the SEC (or which will be filed with the SEC in the future) and represents and warrants that, with respect to the disclosure about the Portfolio Manager or information relating, directly or indirectly, to the Portfolio Manager or the Portfolios or any performance information the Portfolio Manager provides that is included in the Registration Statement, such Registration Statement contains as of the date hereof, or will contain as of the date of effectiveness of any future Registration Statement or supplement thereto, no untrue statement of any material fact and does not omit any statement contained therein not misleading; provided, however, that the Portfolio Manager makes no representations or warranties regarding (a) the accuracy or adequacy of any disclosure in such Registration Statement regarding the degree and nature of the risks associated with particular types of investments (other than any instruments unique to the Portfolios about which the Adviser has asked the Portfolio Manager in writing (which may include an e-mail to AIM's legal counsel) for risk disclosure), or (b) any disclosure in the Registration Statement with respect to which the Adviser did not include information provided by the Portfolio Manager expressly or where the Portfolio Manager was not provided with a reasonable amount of time to make comment, which shall be presumed to be ten working days. The Portfolio Manager further represents and warrants that it is a duly registered investment adviser under the Advisers Act and a duly registered investment adviser in all states in which the Portfolio Manager is required to be registered. The Adviser has received a current copy of the Portfolio Manager's Uniform Application for Investment Adviser Registration on Form ADV, as filed with the SEC. On an annual basis, (or more frequently if requested by the Adviser or the Fund's Board of Trustees) the Portfolio Manager agrees to provide the Adviser with current copies of the Portfolio Manager's Form ADV, and any supplements or amendments thereto, as filed with the SEC.

     4.  Expenses.  The Portfolio Manager shall bear all expenses incurred by
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it and its staff and for their activities in connection with the performance if its services under this Agreement. Each Portfolio will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees, sub-advisory fees (other than sub-advisory fees paid pursuant to this Agreement) and administration fees; fees for necessary professional and brokerage services; costs relating to local administration of securities; fees for any pricing services; costs of regulatory compliance; and pro rata costs associated with maintaining the Fund's legal existence and shareholder relations. All other expenses not specifically assumed by the Portfolio Manager hereunder or by the Adviser under the Advisory Agreement are borne by the applicable Portfolio of the Fund.

     5.  Compensation.  For the services provided and the expenses borne by the
         ------------
Portfolio Manager pursuant to this Agreement, the Adviser will pay to the Portfolio Manager a fee in accordance with the Fee Schedule attached to this Agreement. This fee will be computed and accrued daily and payable monthly. These fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

     6.  Seed Money.  The Adviser agrees that the Portfolio Manager shall not be
         ----------
responsible for providing money for the initial capitalization of any Portfolio.

     7.  Compliance.
         ----------
         (a) The Portfolio Manager agrees that it shall immediately notify the Adviser and the Fund (i) in the event that the SEC or any banking or other regulatory body has censured the Portfolio Manager; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, or ability to serve as an investment adviser; or has commenced proceedings or an investigation that can reasonably be expected to result in any of these actions, (ii) upon having a reasonable basis for believing that a Portfolio has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, and (iii) upon having a reasonable basis for believing that the Portfolio has ceased to comply with the diversification provisions of Section 817(h) of the Internal Revenue Code or the Regulations thereunder. The Portfolio Manager further agrees to notify the Adviser and the Fund immediately of any material fact known to the Portfolio Manager respecting or relating to the Portfolio Manager that is not contained in the Registration Statement or prospectus for the Fund, or any amendment or supplement thereto, or of any statement contained therein that becomes untrue in any material respect.

         (b) The Adviser agrees that it shall immediately notify the Portfolio Manager (i) in the event that the SEC has censured the Adviser or the Fund; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Adviser's registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, (ii) upon having a reasonable basis for believing that a Portfolio has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, and (iii) upon having a reasonable basis for believing that the Portfolio has ceased to comply with the diversification provisions of Section 817(h) of the Internal Revenue Code or the Regulations thereunder.

     8.  Independent Contractor.  The Portfolio Manager shall for all purposes
         ----------------------
herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Adviser from time to time, have no authority to act for or represent the Adviser in any way or otherwise be deemed its agent. The Portfolio Manager understands that unless provided herein or authorized from time to time by the Fund, the Portfolio Manager shall have no authority to act for or represent the Fund in any way or otherwise be deemed the Fund's Agent.

     9. Documents. The Fund or Adviser has furnished, or will furnish prior to
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the commencement of responsibilities by the Portfolio Manager under this
Agreement, copies of each of the following documents to the Portfolio Manager:

        (a) The Declaration of Trust of the Trust as in effect on the date hereof;

        (b) The By-laws of the Trust in effect on the date hereof;

        (c) The resolutions of the Trustees approving the engagement of the Portfolio Manager as subadviser to the Adviser and approving the form of this agreement;

        (d) A certificate of an officer of the Fund which indicates that shareholders (which may consist of the sole shareholder) have approved this Agreement;

        (e) The resolutions of the Trustees selecting the Adviser as investment adviser to the Trust and approving the form of the Advisory Agreement with the Trust;

        (f) The Advisory Agreement with the Trust;

        (g) The Code of Ethics of the Trust as currently in effect; and

        (h) A list specifically identifying those companies that are:

            1. First-tier affiliates as that term is defined in the 1940 Act of the Fund or the Portfolio.

            2.  Second-tier affiliates of the Fund or the Portfolio.

        (i) The current procedures and policies of the Fund or a Portfolio.

        (j) The current registration statement of the Fund.

        (k) A list of restricted securities, if any, which may not be bought or sold for the Portfolio.

The Adviser further agrees to provide amendments or supplements to the above-referenced documents promptly and further agrees to provide as much advance notice as practicable with respect to items (h), (i), (j) and (k) so as to provide Portfolio Manager a reasonable amount of time to prepare for such changes.

     10.  Cooperation.  Each party to this Agreement agrees to cooperate with
          -----------
each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC and state insurance authorities) in connection with any investigation or inquiry relating to this Agreement or the Fund.

     11.  Responsibility and Control.  Notwithstanding any other provision
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of this Agreement, it is understood and agreed that the Fund shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement and reserves the right to direct, approve or disapprove any action hereunder taken on its behalf by the Portfolio Manager.

     12.  Services Not Exclusive.  It is understood that Portfolio Manager now
          ----------------------
acts, will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, and as investment manager or adviser to other investment companies, including any offshore entities, or accounts, and the Fund has no objection to the Portfolio Manager so acting, provided that whenever a Portfolio and one or more other investment companies or accounts managed or advised by the Portfolio

Manager have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula that is equitable to each company and account including the Portfolio, which formula and allocation to a Portfolio may be subject to review by the Fund's Board of Trustees upon its reasonable request. The Fund and the Adviser recognize that in some cases this procedure may adversely affect the size of the position obtainable for such Portfolio. Furthermore, it is understood that the services of the Portfolio Manager are not exclusive, and nothing in this Agreement shall prevent the Portfolio Manager or its employees or affiliates from providing similar services to other clients, including investment companies (whether or not their investment objectives and policies are similar to those of the Portfolios) or from engaging in other lawful activities.

     13.  Liability.  Except as provided in Section 14 and as may otherwise be
          ---------
required by the 1940 Act or the rules thereunder or other applicable law, the Fund and the Adviser agree that the Portfolio Manager, any affiliated person of the Portfolio Manager, and each person, if any, who, within the meaning of
Section 15 of the 1933 Act, controls the Portfolio Manager shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Portfolio Manager's duties, or by reason of reckless disregard of the Portfolio Manager's obligations and duties under this Agreement. The parties hereto agree that the Portfolio Manager shall not be liable for any failure to recommend the purchase or sale of any security on behalf of any Portfolio on the basis of information which might, in the Portfolio Manager's opinion, constitute a violation of any federal or state laws, rules or regulations. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Fund may have under federal or state securities laws.

     14.  Indemnification.
          ---------------

          (a) The Portfolio Manager agrees to indemnify and hold harmless, the Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act ("affiliated person") of the Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls ("controlling person") the Adviser (collectively, "PL Indemnified Persons") against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses), to which the Adviser or such affiliated person or controlling person may become subject under the 1933 Act, 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Portfolio Manager's responsibilities to the Fund which may be based upon any willful misfeasance, bad faith, gross negligence, or reckless disregard of, the Portfolio Manager's obligations and/or duties under this Agreement by the Portfolio Managers or by any of its directors, officers or employees, or any affiliate acting on behalf of the Portfolio Manager (other than a PL Indemnified Person); provided, however, that in no case is the Portfolio Manager's indemnity in favor of the Adviser or any affiliated person or controlling person of the Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligation and duties under this Agreement.

          (b) The Adviser agrees to indemnify and hold harmless the Portfolio Manager, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act of the Portfolio Manager and each person, if any, who, within the meaning of
Section 15 of the 1933 Act controls ("controlling person") the Portfolio Manager (collectively, "Portfolio Manager Indemnified Persons") against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which a Portfolio Manager Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Adviser's responsibilities as adviser of the Fund which may be based upon any willful misfeasance, bad faith or gross negligence by the Adviser, any of its employees or any affiliate acting on behalf of the Adviser (other than a Portfolio Manager Indemnified Person); provided however, that in no case is the indemnity of the Adviser in favor of the Portfolio Manager Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.

     15.  Duration and Termination.  This Agreement shall become effective as
          ------------------------
of the date of execution first written above, and shall continue in effect for two years from such date and continue thereafter on an annual basis with respect to each Portfolio; provided that such annual continuance is specifically approved at least annually (a) by the vote of a majority of the Board of Trustees of the Fund, or (b) by the vote of a majority of the outstanding voting shares of each Portfolio, and provided that continuance is also approved by the vote of a majority of the Board of Trustees of the Fund who are not parties to this Agreement or "interested persons" (as such term is defined in the 1940 Act) of the Fund, the Adviser, or the Portfolio Manager, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated with respect to any Portfolio:

          (a) by the Fund at any time with respect to the services provided by the Portfolio Manager, without the payment of any penalty, forfeiture, compulsory buyout amount, or performance of any other obligation which could deter termination, by vote of a majority of the entire Board of Trustees of the Fund or by a vote of a majority of the outstanding voting shares of the Fund or, with respect to a particular Portfolio, by vote of a majority of the outstanding voting shares of such Portfolio, on 60 days' written notice to the Portfolio Manager and the Adviser;

          (b) by the Portfolio Manager at any time, without the payment of any penalty, forfeiture, compulsory buyout amount or performance of any other obligation which could deter termination, upon 60 days' written notice to the Adviser and the Fund.

          (c) by the Adviser at any time, without the payment of any penalty, forfeiture, compulsory buyout amount or performance of any other obligation which could deter termination, upon 60 days' written notice to the Portfolio Manager and the Fund.

     Any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of a particular Portfolio shall be effective to continue this Agreement with respect to such Portfolio notwithstanding (a) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Portfolio or (b) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Fund, unless such approval shall be required by any other applicable law or otherwise.

      This Agreement will terminate automatically in event of its assignment (as that term is defined in the 1940 Act), but shall not terminate in connection with any transaction not deemed an assignment within the meaning of Rules 2a-6 under the 1940 Act, or any other rule adopted by the SEC regarding transactions not deemed to be assignments. In the event this Agreement is terminated or is not approved in the manner described above, the Sections or Paragraphs numbered 2(h) for a period of six years, and 10, 11, 13, 14 and 16 of this Agreement as well as any applicable provision of this Paragraph numbered 15 shall remain in effect.

     16.  Use of Name.
          -----------

          (a) It is understood that the name "Pacific Life Insurance Company" or "Pacific Life", "Pacific Life & Annuity Company" or "PL&A" or "Pacific Select Fund" or any derivative thereof or logo associated with that name is the valuable property of the Adviser and its affiliates, and that the Portfolio Manager has the right to use such name (or derivative or logo) only with the approval of the Adviser and only so long as the Adviser is an investment adviser to the Fund and/or the Portfolios. Upon termination of the Investment Advisory Agreement between the Fund and the Adviser, the Portfolio Manager shall forthwith cease to use such name (or derivative or logo).

          (b) It is understood that the name AIM or A I M Capital Management, Inc. and the names of the Portfolio Managers' affiliates, and any derivatives thereof or logo associated with those names are the valuable property of the Portfolio Manager and that the Adviser and its affiliates and the Fund have the right to use such name (or derivative or logo), in sales materials of the Fund and/or Portfolios with prior review and approval of the Portfolio Manager as provided in paragraph (c) below, and for so long as the Portfolio Manager is a Portfolio Manager to the Fund and/or one of the Portfolios. Upon termination of this Agreement between the Fund, the Adviser and the Portfolio Manager, the Fund and the Adviser shall forthwith cease to use such name (or derivative or logo). It is specifically agreed that the Fund and Adviser and its affiliates may use the Portfolio Manager's logo in the Fund prospectus or sales literature as provided in this Agreement.

          (c) Neither the Fund nor the Adviser shall use the Portfolio Manager's name or the names of any of its affiliates, derivatives thereof, or logos associated with those names in promotional or sales related materials prepared by or on behalf of the Adviser or the Fund, without prior review and approval by the Portfolio Manager, which may not be unreasonably withheld and which the Portfolio Manager agrees shall be conducted within ten calendar days.

     17.  Limitation of Liability.
          -----------------------

A copy of the Amended and Restated Agreement and Declaration of Trust for the Fund is on file with the Secretary of the Commonwealth of Massachusetts. The Agreement and Declaration of Trust has been executed on behalf of the Trust by a Trustee of the Trust in his capacity as Trustee of the Trust and not individually. The obligations of this Agreement shall be binding upon the assets and property of the Fund and shall not be binding upon any Trustee, officer, employee, agent or shareholder, whether past, present, or future, of the Fund individually.

     18.  Notices:
          -------

All notices and other communications hereunder shall be in writing sent by facsimile first, if practicable, but shall only be deemed given if delivered in person or by messenger, cable, certified mail with return receipt, or by a reputable overnight delivery service which provides evidence of receipt to the parties at the following addresses (or at such other address or number for a party as shall be specified by like notice):

                  A.  if to the Portfolio Manager, to:

                  A I M Capital Management, Inc.
                  11 Greenway Plaza, Suite 100
                  Houston, TX 77046
                  Facsimile transmission number: 713-993-9185
                  Attention: Nancy L. Martin, Esq.


                  B.  if to the Adviser, to:

                  Pacific Life Insurance Company
                  700 Newport Center Drive
                  Newport Beach, CA 92660
                  Facsimile transmission number: 949-219-6952
                  Attention: Diane Ledger

                  C.  if to the Fund, to:

                  Pacific Select Fund
                  C/o Pacific Life Insurance Company
                  700 Newport Center Drive
                  Newport Beach, CA 92660
                  Facsimile transmission number: 949-219-6952
                  Attention: Diane Ledger


Each such notice or other communication shall be effective (i) if given by telex or facsimile transmission, when such telex or facsimile is transmitted to the number specified in this section and the appropriate answer back or confirmation is received, and (ii) if given by any other means, when delivered at the address specified in this section


     19.  Miscellaneous.
          -------------

          (a) This Agreement shall be governed by the laws of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940 or rules or orders of the SEC thereunder. The term "affiliate" or "affiliated person" as used in this Agreement shall mean "affiliated person" as defined in Section 2(a)(3) of the 1940 Act.

          (b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

          (c) To the extent permitted under Section 15 of this Agreement, this Agreement may only be assigned by any party with prior written consent of the other parties.

          (d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

          (e) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same Agreement.

          (f) The parties hereto acknowledge that while Portfolio Manager will, to the extent practicable, invest the assets of the Portfolios in a similar investment style to certain other mutual funds advised by Portfolio Manager or its affiliates, these Portfolios should not be considered "clones" of such other mutual funds, and there may be differences between the specific securities and the proportionate amount of any particular security held in any Portfolio and held by such other mutual funds.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.


                         PACIFIC LIFE INSURANCE COMPANY


Attest: /s/ BRIAN D. KLEMENS            By:  /s/ SHARON A. CHEEVER
-----------------------------------          ---------------------
Name: Brian D. Klemens                  Name: Sharon A. Cheever
Title: Vice President & Treasurer       Title: Vice President and Investment
                                               Counsel



                                        A I M CAPITAL MANAGEMENT, INC.


Attest: /s/ NANCY L. MARTIN             By:  /s/ STUART COCO
-----------------------------------          -------------------------
Name: Nancy L. Martin                   Name: Stuart Coco
Title: General Counsel, Vice            Title: Senior Vice President
       President & Assistant
       Secretary


                                        PACIFIC SELECT FUND


Attest: /s/ BRIAN D. KLEMENS            By:  /s/ SHARON A. CHEEVER
-----------------------------------          -------------------------
Name:  Brian D. Klemens                 Name:  Sharon A. Cheever
Title:  Vice President & Treasurer      Title:  Vice President and General
                                                Counsel

                                  FEE SCHEDULE



Portfolio:  Aggressive Growth
Fee:

The Adviser will pay to the Portfolio Manager a monthly fee based on the average daily net assets of the Portfolio at an annual rate equal to:

          First $500 million:  .60%
          Excess      .55%


Portfolio:  Blue Chip
Fee:

The Adviser will pay to the Portfolio Manager a monthly fee based on the average daily net assets of the Portfolio at an annual rate equal to:

          First $500 million:  .55%
          Excess      .50%


The subadvisory fee schedules apply to each Portfolio on an individual basis (no consolidating of assets).

These fees for services shall be prorated for any portion of a year in which the Agreement is not effective.